Exhibit 10.65

February 13, 2013

NNJCA Capital, LLC

100 First Street - Suite 301

Hackensack, New Jersey 07601

Attention: Dr. Andrew Pecora

Re:	Amended and Restated Credit Agreement with Cancer Genetics, Inc.

Dear Dr. Pecora:

This letter agreement will memorialize your agreement with respect to $500,000 of the outstanding principal amount of your loan to the Company made pursuant to that certain Amended and Restated Credit Agreement (“Credit Agreement”) by and among John Pappajohn, Pecora and Company and NNJCA Capital, LLC, as lenders, and Cancer Genetics, Inc., a Delaware corporation (the “Company”), as borrower, dated as of February 13, 2012 and the promissory note (the “Note”) issued pursuant thereto. The promises set forth in this letter agreement are made to induce us and our underwriters to proceed with the initial public offering, which is also beneficial to you.

You hereby irrevocably agree to convert $500,000 of the principal amount of your loan into shares of common stock of the Company effective upon the consummation of the Company’s initial public offering and that, notwithstanding anything to the contrary in the Credit Agreement or the Note, the conversion price shall be equal to the initial public offering price per share. The remaining outstanding principal amount of your loan, together with accrued interest and premium, shall be paid in accordance with the Credit Agreement.

Very truly yours,

/s/ Panna L. Sharma
Panna L. Sharma
President and CEO

Agreed to and Accepted by:

NNJCA CAPITAL, LLC

By:	/s/ Andrew Pecora
Name:	Andrew Pecora
Title:	Manager (President)